Exhibit 99.13

MERRILL LYNCH CAPITAL CORPORATION MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. 4 WORLD FINANCIAL CENTER 250 VESEY STREET NEW YORK, NEW YORK 10080	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 PARK AVENUE NEW YORK, NEW YORK 10017

BANK OF AMERICA, N.A. BANC OF AMERICA SECURITIES LLC BANC OF AMERICA BRIDGE LLC 9 WEST 57th STREET NEW YORK, NY 10019	MORGAN STANLEY SENIOR FUNDING, INC. 1585 BROADWAY NEW YORK, NEW YORK 10036

July 18, 2006

CDRS Acquisition LLC

c/o Clayton, Dubilier & Rice Fund VII, L.P.

1403 Foulk Road, Suite 106

Wilmington, Delaware 19803

Re: Commitment Letter

Ladies and Gentlemen:

You have informed Merrill Lynch Capital Corporation (“MLCC”) and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“ML Capital” and, collectively with MLCC and any other affiliates of MLCC designated by MLCC, “Merrill Lynch”), Bank of America, N.A. (“BofA”), Banc of America Securities LLC (“BAS”) and Banc of America Bridge LLC (“BofA Bridge” and, collectively with BofA, BAS and any other affiliates of BofA designated by BofA, “Bank of America”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMSI” and, collectively with JPMCB and any other affiliates of JPMCB designated by JPMCB, “JPMorgan”), and Morgan Stanley Senior Funding, Inc. (“MSSF” and, collectively with any other affiliates of MSSF designated by MSSF, “Morgan Stanley” and, together with Merrill Lynch, Bank of America and JPMorgan, the “Commitment Parties”, “we”, or “us”) that CDRS Acquisition LLC, a Delaware limited liability company (“Investor”) newly formed by Clayton, Dubilier & Rice, Inc. (the “Sponsor”), and/or one or more designees of Investor or Sponsor, intends to acquire up to an approximately 48% interest in the Acquired Business pursuant to the Investment Agreement (as defined in Exhibit D hereto). You have further advised us that you expect the Transactions described in the Transaction Description attached hereto as Annex I to be consummated in connection with the Acquisition. Capitalized terms used but not otherwise defined herein and defined in Annex I hereto shall have the meanings ascribed thereto in Annex I hereto.

You have requested that (i) MLCC, JPMCB, BofA and MSSF (acting in their capacity as lenders under the Senior Term Facility, collectively the “Senior Term Lenders” and each a “Senior Term Lender”), (ii) ML Capital, JPMCB, BofA and MSSF (acting in their capacity as lenders under the ABL Credit Facility, collectively the “ABL Lenders” and each an “ABL Lender”) and (iii) MLCC, BofA Bridge, JPMCB and MSSF (acting in their capacity as lenders under the Interim Financing, collectively the “Interim Lenders” and each an “Interim Lender” and, together with the Senior Term Lenders and the ABL Lenders, the “Committed Lenders” and each a “Committed Lender”) make the following commitments to Investor with respect to the Debt Financing.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), BAS, JPMSI and Morgan Stanley & Co. Incorporated (“MSCI”) have also delivered to you a separate Engagement Letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which MLPF&S, BAS, JPMSI and MSCI are willing to act as joint lead book running underwriters, joint initial purchasers and/or placement agents for (i) the Notes or (ii) if the Interim Loans are funded on the Closing Date, Notes or certain other securities that may be issued thereafter for the purpose of refinancing Interim Loans.

Accordingly, subject to the terms and conditions set forth or incorporated in this Commitment Letter, the Committed Lenders agree as follows:

1. Commitments.

Each of the Committed Lenders hereby severally makes the following commitments (the “Commitments”):

(i) MLCC to provide 50% (one-half), BofA to provide 16-2/3% (one-sixth), JPMCB to provide 16-2/3% (one-sixth) and MSSF to provide 16-2/3% (one-sixth) of the entire amount of the Senior Term Facility;

(ii) ML Capital to provide 50% (one-half), BofA to provide 16-2/3% (one-sixth), JPMCB to provide 16-2/3% (one-sixth) and MSSF to provide 16-2/3% (one-sixth) of the entire amount of the ABL Credit Facility; and

(iii) MLCC to provide 50% (one-half), BofA Bridge to provide 16-2/3% (one-sixth), JPMCB to provide 16-2/3% (one-sixth) and MSSF to provide 16-2/3% (one-sixth) of the entire amount of the Interim Loans.

The principal terms of the Senior Term Facility are set forth or described in this Commitment Letter and the term sheet attached hereto as Exhibit A (the “Senior Term Facility Term Sheet”). The principal terms of the ABL Credit Facility are set forth or described in this Commitment Letter and the term sheet attached hereto as Exhibit B (the “ABL Credit Facility Term Sheet” and, together with the Senior Term Facility Term Sheet, the “Credit Facilities Term Sheets”). The principal terms of the Interim Loans are set forth or described in this Commitment Letter and the term sheet attached hereto as Exhibit C (the “Interim Loans Term Sheet” and, together with the Senior Term Facility Term Sheet and the ABL Credit Facility Term Sheet, the “Term Sheets”).

At Investor’s option, on the Closing Date, one or more Borrowers (as defined in the Senior Term Facility Term Sheet), may borrow funds equal to no greater than $300 million minus the then amount of the Borrowing Base referred to in Exhibit B hereto, in the form of additional Interim Loans or Senior Term Facility borrowings (the “Interim Closing Date Loan”), in addition to the amounts of such Interim Loans or Senior Term Facility borrowings otherwise provided for in this Commitment Letter and the attached Term Sheets. The Interim Lenders hereby commit to provide the entire amount of the Interim Closing Date Loan to be made in the form of additional Interim Loans in the following proportions: MLCC 50% (one-half), BofA Bridge 16-2/3% (one-sixth), JPMCB 16-2/3% (one-sixth) and MSSF 16-2/3% (one-sixth). The Senior Term Lenders hereby commit to provide the entire amount of the Interim Closing Date Loan to be made in the form of additional Senior Term Facility borrowings in the following proportions: MLCC 50% (one-half), BofA 16-2/3% (one-sixth), JPMCB 16-2/3% (one-sixth) and MSSF 16-2/3% (one-sixth).

Except as otherwise agreed, unless the Committed Lenders’ commitments hereunder shall have been terminated pursuant to Section 7, the Committed Lenders shall have the exclusive right to provide the Senior Term Facility, the ABL Credit Facility and the Interim Financing as set forth in this Commitment Letter. It is further agreed that Merrill Lynch shall appear on the left for the Credit Facilities and the Interim Financing facility and in all financing documentation (if applicable) and all offering documentation with regard to the Credit Facilities and the Interim Financing. Any Committed Lender (and/or any affiliate thereof designated thereby and consented to by you) may (at your option) act as Documentation Agent (in such capacity, the “Documentation Agent”) or Syndication Agent (in such capacity, the “Syndication Agent”) for the Senior Term Facility and/or ABL Credit Facility.

MLCC is pleased to confirm that it will act as Administrative Agent for the Senior Term Facility and ML Capital is pleased to confirm that it will act as Administrative Agent for the ABL Credit Facility (MLCC and ML Capital in any such capacity, the “Administrative Agent” and collectively with the Syndication Agent and Documentation Agent, the “Agents”) for a syndicate of lenders reasonably satisfactory to you and the Sponsor (such consent not to be unreasonably withheld or delayed) who will participate in the respective Credit Facility. MLCC is also pleased to confirm that it will act as administrative agent for the Interim Loans. In addition, (1) MLCC, BAS, JPMSI, and MSSF are pleased to confirm that they will act as joint lead arrangers for the Senior Term Facility and the Interim Financing (each in such capacity, a “Joint Senior Lead Arranger” and, collectively, the “Joint Senior Lead Arrangers”), (2) ML Capital, BAS, JPMSI and MSSF are pleased to confirm that they will act as joint lead arrangers for the ABL Credit Facility (each in such capacity, a “Joint ABL Lead Arranger” and, collectively, the “Joint ABL Lead Arrangers” and, together with the Joint Senior Lead Arrangers, the “Joint Lead Arrangers”), (3) MLCC, BAS, JPMSI and MSSF are pleased to confirm that they will act as joint book-running managers for the Senior Term Facility and the Interim Financing (each in such capacity, a “Joint Senior Book-Running Manager” and, collectively, the “Joint Senior Book-Running Managers”), (4) ML Capital, BAS, JPMSI and MSSF are pleased to confirm that they will act as joint book-running managers for the ABL Credit Facility (each in such capacity, a “Joint ABL Book-Running Manager” and, collectively, the “Joint ABL Book-Running Managers” and, together with the Joint Senior Book-Running Managers, the “Joint Book-Running Managers”), and (5) Merrill Lynch is pleased to confirm that it will act as Global Financing Coordinator (in such capacity, the “Financing Coordinator”) for the Debt Financing. In connection with the syndication of the Senior Term Facility, the ABL Credit Facility and the Interim Financing, it is anticipated that one or more of the roles or titles in addition to those described above may be awarded to one or more other initial lenders, in each case as mutually agreed by you and Merrill Lynch. You agree that, except as contemplated above and by the Fee

Letter dated the date hereof relating hereto (the “Fee Letter”), no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter) will be paid in connection with the Credit Facilities and the Interim Financing unless you and we shall so agree.

2. Information. You represent and warrant that to the best of your knowledge (i) no written information which has been or is hereafter furnished by you, on your behalf or by Alberto Culver (at your request) in connection with the Transactions and (ii) no other information given at information meetings for potential syndicate members in connection with the Transactions and supplied by you or on your behalf (such written information and other information being referred to herein collectively as the “Information”) taken as a whole will contain any material misstatement of fact or will omit to state any material fact necessary to make the statements therein, taken as a whole, not misleading, in the light of the circumstances under which they are made; provided, however, that, with respect to Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (collectively, the “Projections”), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by you to be reasonable at the time of preparation thereof. You agree to supplement the Information and the Projections from time to time until the termination of the Committed Lenders’ commitments hereunder so that the representation and warranty made in the preceding sentence is correct in all material respects as of such date. You understand that in arranging and syndicating the Debt Financing, the Committed Lenders will be using and relying on the Information and the Projections without independent verification thereof. You further agree to provide each Committed Lender with any documents and/or information which you receive pursuant to Section 6.1(a) of the Investment Agreement. You further agree to inform each Committed Lender, in advance to the extent reasonably practicable, of any public use of its name in any press release issued by you or on your behalf in connection with the Transactions. The representation, warranty and covenant provisions contained in this Section 2 shall remain effective until the definitive Financing Documentation (as defined below) is executed and thereafter shall terminate and be of no further force and effect.

3. Financing Documentation. The making of the loans under the Credit Facilities and the Interim Financing will be governed by definitive loan and related agreements and documentation (collectively, the “Financing Documentation”) in form and substance, and containing such representations, covenants, terms, conditions and other provisions as are, consistent with this Commitment Letter (including the applicable Term Sheets) and otherwise consistent with documentation for financing transactions for companies sponsored by the Sponsor, or otherwise reasonably satisfactory to the Committed Lenders and you. It is acknowledged and agreed that this Commitment Letter (including the Annexes and Exhibits hereto) sets forth or describes the principal terms of the Financing Documentation.

4. Conditions. The obligations under Section 1 of this Commitment Letter of (i) MLCC, BofA, JPMCB and MSSF to provide the Senior Term Facility, (ii) ML Capital, BofA, JPMCB and MSSF to provide the ABL Credit Facility and (iii) MLCC, BofA Bridge, JPMCB and MSSF to provide the Interim Loans, respectively, are subject to fulfillment of the conditions set forth in Exhibit D hereto and in paragraph (A) under “Conditions Precedent” in the applicable Term Sheet. Notwithstanding anything in this Commitment Letter (including the Term Sheets), the Engagement Letter, the Fee Letter, the Financing Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary,

(i) The terms of the Financing Documentation shall be in a form such that they do not impair availability of the Debt Financing on the Closing Date if the conditions set forth or described in Exhibit D hereto and in the applicable Term Sheets are satisfied (it being understood that to the extent any guarantee or collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of any of the Debt Financing on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably); and

(ii) The only representations the making of which shall be a condition to availability of the Debt Financing on the Closing Date shall be the Specified Representations. For purposes hereof, “Specified Representations” means (A) such of the representations made by the Company, New Sally or Alberto Culver in the Investment Agreement (as defined in Exhibit D hereto), but only to the extent that you have the right to terminate your obligations under the Investment Agreement as a result of a breach of such representations in the Investment Agreement, and (B) the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the enforceability of the Financing Documentation, Federal Reserve margin regulations, the Investment Company Act, the Securities Act and status of the Credit Facilities as designated senior debt.

5. Fees and Expenses. To induce the Committed Lenders to issue this Commitment Letter and to proceed with the documentation of the proposed Debt Financing, you hereby agree that all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP (in its capacity as counsel with respect to the Credit Facilities and the Interim Financing, it being understood that this Section 5 excludes and does not apply to any fees and expenses with respect to any offering of Notes or Permanent Securities), and consultants and local and foreign counsel whose retention is approved by you and the Sponsor (such approval not to be unreasonably withheld in the case of local and foreign counsel)) of the Committed Lenders, the Agents, the Joint Lead Arrangers and their respective affiliates arising in connection with this Commitment Letter and in connection with the Transactions and other transactions described herein (including in connection with our due diligence and syndication efforts) shall be reimbursed by you (i) solely in the event that the Acquisition is consummated and, other than as a result of your failure to execute and deliver the Financing Documentation, the initial funding under the Debt Financing occurs or (ii) to the extent that you are reimbursed by a third party for such costs and expenses. In addition, you hereby agree to reimburse the Joint ABL Lead Arrangers on demand for all reasonable out-of-pocket costs and expenses incurred by the Joint ABL Lead Arrangers (whether incurred before or after the date hereof) in connection with conducting appraisals and field examinations approved by you and the Sponsor (such approval not to be unreasonably withheld or delayed) in connection with the ABL Credit Facility, regardless of whether the Acquisition is consummated. Any reimbursement under this Section 5 shall be without duplication of any reimbursement to the Committed Lenders under any other agreement.

6. Indemnification. You agree to indemnify and hold harmless each of the Agents, each of the Joint Lead Arrangers, each of the Committed Lenders and their respective affiliates and each director, officer, employee and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Committed Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter and the transactions contemplated hereby and to pay and reimburse each

Agent, each Committed Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, Committed Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Person of such indemnified person (as determined by a court of competent jurisdiction in a final and non- appealable judgment, or by settlement tantamount to such a judgment). For purposes hereof, a “Related Person” of an indemnified person means (a) if the indemnified person is MLCC or ML Capital or any of their respective affiliates, or any of their respective directors, officers, employees and agents, any of MLCC or ML Capital (including but not limited to in its capacities as any Agent, Joint Lead Arranger, Joint Book-Running Manager, Senior Term Lender, Interim Lender or ABL Lender) and their respective affiliates and the directors, officers, employees and agents thereof, (b) if the indemnified person is BofA, BofA Bridge or BAS or any of their respective affiliates, or any of their respective directors, officers, employees and agents, any of BofA, BofA Bridge or BAS (including but not limited to in its capacities as any Agent, Joint Lead Arranger, Joint Book-Running Manager, Senior Term Lender, Interim Lender or ABL Lender) and their respective affiliates and the directors, officers, employees and agents thereof, (c) if the indemnified person is JPMCB or JPMSI or any of their respective affiliates, or any of their respective directors, officers, employees and agents, any of JPMCB or JPMSI (including but not limited to in its capacities as any Agent, Joint Lead Arranger, Joint Book-Running Manager, Senior Term Lender, Interim Lender or ABL Lender) and their respective affiliates and the directors, officers, employees and agents thereof and (d) if the indemnified person is MSSF or any of its affiliates, or any of its directors, officers, employees and agents, any of MSSF (including but not limited to in its capacities as any Agent, Joint Lead Arranger, Joint Book-Running Manager, Senior Term Lender, Interim Lender or ABL Lender) and its affiliates and the directors, officers, employees and agents thereof. None of the Agents, the Committed Lenders or any other indemnified person shall be responsible or liable to you or any other person for any consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

7. Expiration of Commitment. The Commitments of the Committed Lenders hereunder shall expire at 11:00 p.m., Eastern time, on July 18, 2006 (the “Commitment Expiration Date”) unless you shall have executed and returned a copy of this Commitment Letter and the Fee Letter to the Committed Lenders prior to such time, in which case the Committed Lenders agree to hold their Commitments available for you, and this Commitment Letter shall be and continue in full force and effect, until the earlier of (i) the termination of the Investment Agreement, (ii) the consummation of the Acquisition with or without the funding of the Debt Financing and (iii) 5:00 p.m., Eastern time, on April 30, 2007. You shall have the right to terminate this Commitment Letter and the Commitments of the Committed Lenders hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 10 hereof and in the Fee Letter.

None of the Financing Documentation shall amend, modify or supersede this Commitment Letter or the Commitments of the Committed Lenders hereunder, and this Commitment Letter and such Commitments shall continue in full force and effect, until the termination of such Commitments pursuant to the preceding paragraph or, if earlier, until the initial funding of the Debt Financing has occurred and the Acquisition has been consummated.

8. Confidentiality. Each of the Committed Lenders agrees to keep any information supplied by you or on your behalf or by or on behalf of Alberto Culver or obtained by any of them based on a review of books and records relating to you, the Acquired Business, Alberto Culver, New Sally, the Company or any of your or their respective subsidiaries, the Transactions or the Credit Facilities confidential from anyone other than the Committed Lenders and any of their respective affiliates (provided that each such affiliate keeps such information confidential in accordance herewith) and to use (and cause any such affiliate to use) such information only in connection with the transactions contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent any of the Committed Lenders or any such affiliate from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over any of the Committed Lenders or any such affiliate, as the case may be, (c) which had been publicly disclosed other than as a result of a disclosure by any Committed Lender or any such affiliate that is prohibited by the terms of this Commitment Letter, (d) already in its possession (other than information provided to any of the Committed Lenders or any such affiliate subject to any confidentiality agreement or undertaking in favor of you, New Sally, the Company, the Sponsor, Alberto Culver or any of your or their respective subsidiaries or affiliates) prior to its receipt of such information from you, from another supplying it on your behalf, from Alberto Culver, from another supplying it on behalf of Alberto Culver or from its review of books and records described above (as the case may be), (e) in connection with any litigation to which any Committed Lender or any such affiliate may be a party, to the extent compelled by legal process in such litigation, (f) to the extent necessary in connection with the exercise of any remedy hereunder, (g) to any Committed Lender’s or any such affiliate’s legal counsel and independent auditors, provided that such counsel and auditors keep such information confidential in accordance herewith, (h) subject to confidentiality arrangements to be agreed upon, to any prospective syndicate member in connection with the Credit Facilities or the Interim Loans, and (i) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld or delayed), to Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating Agency (“Standard & Poor’s”) in connection with obtaining a rating of the Credit Facilities, the Notes and/or the Interim Loans; provided further, however, that, in the case of clause (a), (b) or (e), the Committed Lenders shall, to the extent practicable and in accordance with their reasonable business practice, notify you of the proposed disclosure as far in advance of such disclosure as practicable and at your request and expense, use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, provided that if the Committed Lenders are unable to notify you in advance of such disclosure, such notice shall be delivered to you thereafter.

You agree that, unless the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers have otherwise consented (such consent not to be unreasonably withheld or delayed), neither this Commitment Letter nor the terms hereof will be disclosed by you to any person or entity other than (i) your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) the Sponsor, Alberto Culver, New Sally, the Company and their respective affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors, (iii) any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Financing Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy hereunder and (v) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law.

Notwithstanding anything in the Commitment Letter or the Fee Letter to the contrary, and notwithstanding anything in any other contrary agreement or understanding, the use and disclosure of information relating to the U.S. federal income tax treatment and structure of the transactions contemplated herein by you, the Sponsor, New Sally or any of your or their respective subsidiaries is not limited for the benefit of any person in any manner, and such U.S. federal income tax treatment and structure are not claimed to be proprietary or exclusive to any person.

9. Assignment; Syndication. This Commitment Letter and the Fee Letter (and the rights and obligations hereunder and thereunder) shall not be assignable by any party hereto to any person or entity without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), other than (x) in the case of Investor, (i) to an affiliate of Investor (without releasing Investor from its obligations hereunder) or (ii) on or after the Closing Date, to New Sally, Holdings and/or the Company (in which event Investor shall be immediately, fully, unconditionally and automatically released from any liability or obligation hereunder or in respect hereof) and (y) in the case of the Committed Lenders, to an affiliate of the Committed Lenders, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 9 and the Committed Lenders, as applicable, shall remain obligated hereunder.

The Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers shall have the right, prior to or after execution of the Financing Documentation, in their sole discretion, to syndicate all or part of the Committed Lenders’ respective commitments under the Senior Term Facility, the ABL Credit Facility and the Interim Financing, as applicable, hereunder (without releasing any Committed Lender from its respective commitments hereunder and subject to compliance with applicable law) to one or more other lenders approved by you and the Sponsor (such approval not to be unreasonably withheld or delayed) that will become party to such Financing Documentation, to be managed by the Joint Senior Lead Arrangers or the Joint ABL Lead Arrangers as applicable; provided that the Interim Lenders shall retain at least 51% on a pro rata basis, and shall not assign or syndicate more than 49%, of the aggregate Commitments with respect to the Interim Loans (it being understood that the Interim Lenders shall not be restricted from entering into participations with respect to the Interim Loans, subject to the restrictions on participations and voting rights of participants set forth in the Interim Loans Term Sheet). Notwithstanding any other provision of this Commitment Letter, no Committed Lender shall, except with the written consent of Investor, be relieved and novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless Investor agrees in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its initial Commitment, including all rights with respect to consents, modification and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Each Committed Lender acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Committed Lender in respect of any portion of its Commitment shall relieve such Committed Lender of its obligations hereunder with respect to such portion of the Commitments prior to the Closing Date.

All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you (subject to approval of potential syndicate members by you and the Sponsor, such approval not to be unreasonably withheld or delayed). You agree to actively assist the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers in such syndication, including by using your reasonable best efforts to ensure that the syndication efforts benefit materially from your and the Sponsor’s existing lending relationships and to provide the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers, promptly upon request, with all information reasonably deemed necessary by the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers to complete successfully the syndication, including, but not limited to, (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers, a version that, to your knowledge, does not contain material non-public information concerning Alberto Culver or its affiliates (including the Acquired Business) or you or your affiliates or any securities of any thereof (the “Confidential Information Memoranda”) and (b) Projections. You also agree to make available your representatives, and to use your reasonable best efforts to cause the senior officers and representatives of the Acquired Business to be available, in each case from time to time and to attend and make presentations regarding the business and prospects of the Acquired Business at meetings of prospective lenders and investors (limited to one “bank meeting” in the case of each Credit Facility (unless otherwise deemed reasonably necessary by the Joint Senior Lead Arrangers)) at such time and place as the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers may reasonably request. You agree to actively assist the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers in obtaining a rating of each of the Credit Facilities, the Notes or Interim Loans, as applicable, from each of Moody’s and Standard & Poor’s. You acknowledge and agree that (x) Investor shall make available its representatives, and shall use its reasonable best efforts to cause senior officers and representatives of the Acquired Business to, meet with and provide a standard presentation to Moody’s and Standard & Poor’s with respect to obtaining the ratings on the Credit Facilities, the Notes or Interim Loans, as applicable, and shall use its reasonable best efforts to obtain such ratings at least 16 business days prior to the Closing Date, and (y) Investor shall use its reasonable best efforts to cause the Confidential Information Memoranda referred to above to be delivered to potential syndicate members at least 16 business days prior to the Closing Date.

To ensure an orderly and effective syndication of the Debt Financing and the commitments provided herein, you agree that, prior to and during the syndication of the Debt Financing prior to the Closing Date, you will not and will not permit any of your affiliates to, and will use commercially reasonable efforts to cause New Sally, the Company and their respective subsidiaries not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any competing offering, placement or arrangement of any debt securities or bank financing (other than (x) the Debt Financing and (y) any debt financing by New Sally, the Company or any of their respective subsidiaries permitted pursuant to the Investment Agreement) by or on behalf of New Sally, the Company or any of their respective subsidiaries.

10. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses and indemnification and the provisions of Section 8, this Section 10, Section 11 and Section 12 will survive the expiration or termination of this Commitment Letter (including any extensions thereof).

11. Choice of Law; Jurisdiction; Waivers. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction. To the fullest extent permitted by applicable law, each party hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the

County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.

12. Miscellaneous. This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter, the Fee Letter or the Engagement Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter, the Fee Letter and the Engagement Letter may not be amended or waived except by an instrument in writing signed by you and the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers.

A copy of any communication to Investor at its address set forth on the first page hereof shall also be delivered to:

Clayton, Dubilier & Rice, Inc.

375 Park Avenue, 18th Floor

New York, New York 10152

This Commitment Letter (including the Annexes and Exhibits hereto), the Fee Letter and the Engagement Letter set forth the entire understanding of the parties hereto as to the scope of the Commitments and the obligations of the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers. This Commitment Letter (including the Annexes and Exhibits hereto) amends and restates that certain commitment letter (the “Original Commitment Letter”) dated June 19, 2006 between Merrill Lynch Capital Corporation, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. and Investor and such Original Commitment Letter shall be deemed superseded hereby upon the effectiveness of this Commitment Letter.

This Commitment Letter has been and is made solely for the benefit of the Sponsor, Investor, the Joint Senior Lead Arrangers, the Joint ABL Lead Arrangers, and their respective affiliates, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity (other than any indemnified persons hereunder) any rights or remedies under or by reason of this Commitment Letter or agreements of the parties contained herein. Any provision of this Commitment Letter (including any Term Sheet attached hereto) that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Company or any subsidiary thereof (including any Borrower or Interim Loan Borrower referred to in any Term Sheet) on or prior to the Closing Date, shall be construed as providing for, requiring or otherwise contemplating consent, approval, agreement or determination by Investor (unless Investor otherwise notifies the parties hereto).

The Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers reserve the right to employ the services of their affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers in such manner as such persons and their affiliates may agree in their sole discretion. You also agree that each of the Committed Lenders may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates (without releasing such Committed Lender from any of its obligations hereunder). You further acknowledge that the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers may share with any of their respective affiliates, and such respective affiliates may share with the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers, any information related to the Transactions, Holdings, the Acquired Business, the Sponsor (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby, subject to the confidentiality provisions contained herein.

As you know, each Committed Lender is a full service financial firm and as such from time to time may effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Committed Lenders may be required to obtain, verify and record information that identifies you and your affiliates, which information includes the name, address and tax identification number and other customary information regarding them that will allow such Committed Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Committed Lenders.

[Signature Pages Follow]

If you are in agreement with the foregoing, please sign and return to the enclosed copy of this Commitment Letter no later than 5:00 p.m., New York time, on the Commitment Expiration Date, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Barry S. Price
Name:	Barry S. Price
Title:	Vice President

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ B.P. McDonald
Name:	B.P. McDonald
Title:	Director

COMMITMENT LETTER

BANK OF AMERICA, N.A.

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Managing Director

BANC OF AMERICA BRIDGE LLC

By:	/s/ Bradford Jones
Name:	Bradford Jones
Title:	Managing Director

COMMITMENT LETTER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Neil R. Boylan
Name:	Neil R. Boylan
Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Thomas H. Kozlark
Name:	Thomas H. Kozlark
Title:	Vice President

COMMITMENT LETTER

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Henry F. D’Alessandro
Name:	Henry F. D’Alessandro
Title:	Vice President

COMMITMENT LETTER

Accepted and Agreed to as of the date first above written:

CDRS ACQUISITION LLC

By:	/s/ Richard J. Schnall
Name:	Richard J. Schnall
Title:	President

COMMITMENT LETTER

Annex I

Transaction Description

Capitalized terms used but not defined in this Annex I are used as defined in the Commitment Letter to which this Annex I is attached (the “Commitment Letter”).

Investor (and/or one or more designees of Investor or Sponsor) intends to acquire (the “Acquisition”) up to an approximately 48% interest in the beauty supply distribution business of Alberto Culver and its subsidiaries, including Beauty Systems Group, Inc. and Sally Beauty Company, Inc. (the “Acquired Business”). The following transactions (collectively, the “Spinoff/Recapitalization Transactions”) are expected to be consummated in connection with the Acquisition:

•	Alberto Culver has formed or will form New Sally Holdings, Inc. (“New Sally”) as a wholly owned subsidiary of Alberto Culver, and New Aristotle Company (“AC Merger Sub”) as a wholly owned subsidiary of New Sally.

•	AC Merger Sub will merge with Alberto Culver. In the merger, Alberto Culver’s existing shareholders will receive the capital stock of New Sally, and Alberto Culver will become a wholly owned subsidiary of New Sally. Alberto Culver will convert into a limited liability company.

•	Alberto Culver will distribute Sally Holdings, Inc. (the “Company”) to New Sally.

•	Investor (and/or one or more designees of Investor or Sponsor) will make a direct or indirect investment in capital stock of New Sally (such capital stock, the “New Equity”).

•	New Sally will contribute Alberto Culver to a newly formed entity (“AC Spinco”).

•	New Sally will pay a cash dividend and distribute the capital stock of AC Spinco to the holders of record of its common stock on the Closing Date (for the avoidance of doubt, excluding the New Equity).

•	New Sally will contribute the Company to a newly formed, wholly owned limited liability company or corporation (“Holdings”).

Upon consummation of the Spinoff/Recapitalization Transactions, it is expected that (1) Investor (and/or one or more designees of Investor or Sponsor) will directly or indirectly own up to approximately 48% of the outstanding common stock of New Sally; (2) the former shareholders of Alberto Culver will own all outstanding common stock of New Sally not owned by Investor (and/or any such designees of Investor and Sponsor); (3) New Sally will directly or indirectly own 100% of Holdings; (4) Holdings will directly or indirectly own 100% of the Company; and (5) the Company will directly or indirectly own the Acquired Business.

In connection with the Acquisition, it is intended that:

1.

All third party indebtedness for borrowed money of Holdings, the Company or the Acquired Business (other than indebtedness incurred pursuant to the Debt Financing, as defined below) that is outstanding on the Closing Date (“Existing Indebtedness”) will be repaid, defeased, or otherwise discharged, except for (a) any such indebtedness that (x) Investor has requested to be permitted to remain outstanding and (y) the material terms and conditions of which are reasonably satisfactory to the Committed Lenders (any such indebtedness, “Assumed Indebtedness”) and (b) any capital leases existing on the date of the Commitment Letter or permitted to be incurred under the Investment Agreement (“Existing Capital Leases”). After giving effect to the Transactions (as defined below), Holdings and the Company shall have no third party indebtedness for borrowed money or preferred stock held by third parties (not including indebtedness incurred or issued pursuant to the Transactions), except for Assumed Indebtedness and Existing Capital Leases.

2.	In order to finance the Transactions (as defined below), and to provide for the working capital needs and general corporate requirements of the Company and its subsidiaries after giving effect to the Acquisition, it is expected that:

(i)	(a) The Company and/or (at Investor’s option) one or both of Beauty Systems Group, Inc. and Sally Beauty Company, Inc., direct or indirect subsidiaries of the Company (the “Operating Subsidiaries”), will obtain a senior secured term loan facility in the amount of up to $1,140.0 million (the “Senior Term Facility”), provided that the Joint Lead Arrangers at their option may reduce the Senior Term Facility by up to $100 million and increase the funding under the ABL Credit Facility by an equal amount to the extent that (and up to the amount by which) Availability (as defined in the ABL Credit Facility Term Sheet) as of the Closing Date (before giving effect to any borrowings on the Closing Date) under the ABL Credit Facility exceeds $300 million.

(b) The Company and/or (at Investor’s option) one or both of the Operating Subsidiaries will obtain an asset-based senior secured revolving credit facility in the amount of up to $400.0 million (the “ABL Credit Facility” and, together with the Senior Term Facility, the “Credit Facilities”).

The Senior Term Facility will be drawn on the Closing Date and, subject to Availability, the ABL Credit Facility may be utilized on the Closing Date in an amount not to exceed $50.0 million (which amount shall be increased by the amount of any increased funding under the ABL Credit Facility pursuant to the proviso in paragraph (a) above), in addition to proceeds from the other Financing Transactions, to finance a portion of the Transactions, including any refinancing of existing indebtedness of the Acquired Business and the payment of any fees and expenses incurred in connection with the Transactions.

(ii)	The Company and/or (at Investor’s option) one or both of the Operating Subsidiaries will either (a) issue unsecured fixed rate high yield securities in an aggregate principal amount up to the Maximum Interim Amount (as defined below), consisting of up to $430.0 million of unsecured Senior Notes (the “Senior Notes”) and up to $280.0 million of Senior Subordinated Notes (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”), (b) borrow up to $710.0 million (the “Maximum Interim Amount”), pursuant to twelve-month unsecured senior interim loans (the “Interim Loans” or “Interim Financing”), which Interim Financing will either be (x) converted into senior unsecured permanent loans or notes (the “Permanent Financing”) or (y) refinanced with the proceeds of an issuance by the Company of Permanent Securities (as defined in the Engagement Letter), or (c) issue and borrow a combination thereof in an aggregate principal amount up to the Maximum Interim Amount.

(iii)	New Sally will receive a direct or indirect cash equity investment (through Investor or otherwise) from one or more affiliates of, or funds managed or advised by, the Sponsor and/or its affiliates and (if so determined by the Sponsor) one or more other investors (collectively, “Equity Investors”), in an aggregate amount not less than $575.0 million (the “Equity Financing”).

3.	If either or both of the Operating Subsidiaries incurs indebtedness under the Debt Financing (as defined below), any such Operating Subsidiary (a) will dividend, distribute and/or loan proceeds thereof to the Company, and/or (b) in lieu of any such dividend, distribution and/or loan, in whole or in part, may instead otherwise transfer or cause to be transferred proceeds to the Company and/or New Sally (including but not limited to by contributing proceeds to a subsidiary of such Operating Subsidiary, which would loan proceeds to the Company), in each case as determined by Investor to be necessary or appropriate in connection with the Transactions (as defined below).

4.	If the Company incurs indebtedness under the Debt Financing (or receives proceeds of the Debt Financing by way of dividend, distribution, loan or other transfer), the Company will dividend, distribute and/or loan (or otherwise transfer or cause to be transferred) proceeds thereof to New Sally, in each case as determined by Investor to be necessary or appropriate in connection with the Transactions.

The Company and/or one or more of its subsidiaries may (at Investor’s option) convert into limited liability companies, in connection with the Transactions or otherwise.

The Credit Facilities, the Interim Financing and the offering and sale of the Notes or the Permanent Securities, are collectively referred to as the “Debt Financing.” The Debt Financing and the Equity Financing are collectively referred to as the “Financing Transactions.” The Acquisition, the Spinoff/Recapitalization Transactions and the Financing Transactions, together with all related transactions, are herein referred to as the “Transactions.” The closing date of the Acquisition and the initial funding of the Debt Financing is referred to herein as the “Closing Date.”

EXHIBIT A

SUMMARY OF TERMS

OF SENIOR TERM FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

Description of Senior Term Facility

Borrower:

The Company and/or (at Investor’s option) one or both of the Operating Subsidiaries (each a “U.S. Borrower”, and collectively the “U.S. Borrowers”). One or more subsidiaries of the Company that are non-U.S. subsidiaries (or any foreign subsidiary holding company that is a subsidiary of the Company) may be or become borrowers under the Senior Term Facility, as may be agreed by the Company and the Joint Senior Lead Arrangers (each, a “Non-U.S. Borrower”, and collectively the “Non-U.S. Borrowers”). Any U.S. Borrower or Non-U.S. Borrower is referred to herein as a “Borrower” and collectively as the “Borrowers”.

If there is more than one U.S. Borrower, the indebtedness under the Senior Term Facility of any U.S. Borrower may be structured as a joint and several obligation of all U.S. Borrowers.

Senior Term Facility:

A senior secured term loan facility (the “Senior Term Facility”) in an aggregate principal amount of up to $1,140.0 million, which may be denominated in U.S. Dollars or Euro, or both, as agreed by the Borrower and the Joint Senior Lead Arrangers, provided that the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers under the ABL Credit Facility, at their option, may reduce the Senior Term Facility by up to $100.0 million and increase the funding under the ABL Credit Facility by an equal amount to the extent that (and up to the amount by which) Availability under the ABL Credit Facility as of the Closing Date (before giving effect to any borrowings on the Closing Date) exceeds $300.0 million.

At Investor’s option, on the Closing Date, one or more Borrowers may borrow funds equal to no greater than $300 million minus the then amount of the Borrowing Base (as defined in the ABL Facility Term Sheet), in the form of additional Interim Loans (as defined in the Interim Facilities Term Sheet) or Term Loans, in addition to the amounts of such Interim Loans or Term Loans otherwise provided for in the Commitment Letter, this Senior Term Facility Term Sheet and the Interim Loans Term Sheet.

Use of Proceeds:	The loans made pursuant to the Senior Term Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the other Transactions, including the payment of fees and expenses relating thereto, and for general corporate purposes.

Maturity:	The final maturity of the Senior Term Facility shall be seven years from the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Term Loans shall amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the Term Loan Maturity Date.

Administrative Agent:	Merrill Lynch Capital Corporation (in such capacity, the “Administrative Agent”).

Syndication Agent:	Any Committed Lender or affiliate thereof, or such other institution as shall be agreed by Investor and the Joint Senior Lead Arrangers (in such capacity, the “Syndication Agent”).

Documentation Agent:	Any Committed Lender or affiliate thereof, or such other institution as shall be agreed by Investor and the Joint Senior Lead Arrangers (in such capacity, the “Documentation Agent” and, together with the Administrative Agent and Syndication Agent, the “Agents”).

Joint Senior Lead Arrangers:	Merrill Lynch Capital Corporation, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Joint Senior Lead Arrangers”).

Joint Senior Book-Running Managers:	Merrill Lynch Capital Corporation, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Joint Senior Book-Running Managers”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Joint Senior Lead Arrangers and reasonably satisfactory to Investor and the Sponsor (such approval not to be unreasonably withheld or delayed) (the “Lenders”).

Required Lenders:	Lenders having aggregate commitments and/or outstandings (as appropriate) of the Senior Term Facility in excess of 50% (although certain customary provisions shall require supermajority or unanimous consent to the extent consistent with syndicated loan financings sponsored by the Sponsor). The documentation for the Senior Term Facility shall include provisions which shall allow the Company to cause the assignment of Term Loans and commitments of any Lender that refuses to execute any amendment, waiver or consent which requires the approval of each affected Lender, subject to customary terms and conditions to be agreed.

Guarantees:	The direct parent of each U.S. Borrower, and each direct and indirect U.S. subsidiary of the Company that is not a U.S. Borrower (it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary for purposes of this provision), other than any such subsidiary that is a subsidiary of a non-U.S. subsidiary of the Company, shall be required to provide a guarantee (such guarantees collectively, the “Guarantees,” and such guarantors collectively, the “Guarantors”) of all amounts owing by such U.S. Borrower under the Senior Term Facility and all obligations under interest rate protection or other hedging arrangements entered into by such U.S. Borrower with any Agent, any Joint Senior Lead Arranger, any Lender or any affiliate of any of the foregoing (“Hedging Arrangements”). With respect to any Non-U.S. Borrower, appropriate non-U.S. subsidiaries may be required to provide a guarantee of their borrowings (to the extent reasonably obtained without material cost or risk, and subject to legal limitations and tax and structuring considerations). On the Closing Date, unless the Administrative Agent and the Administrative Agent for the ABL Credit Facility (acting reasonably) otherwise agree, any U.S. entity that is a Guarantor or U.S. Borrower under either the Senior Term Facility or the ABL Credit Facility shall be either a Guarantor or a U.S. Borrower under both Credit Facilities.

Security:

All amounts owing by the U.S. Borrowers under the Senior Term Facility and any Hedging Arrangements (and all obligations of the Guarantors under the Guarantees) will be secured (subject, as between the Senior Term Facility and the ABL Credit Facility, to the priority described below) by (x) a first priority perfected security interest in all capital stock of each U.S. Borrower, all capital stock of all U.S. subsidiaries owned by the Company and the Guarantors and 65% of the total outstanding capital stock of any non-U.S. subsidiary held directly by each U.S. Borrower or any Guarantor (it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary for purposes of this provision), and (y) a first priority perfected security interest in substantially all other tangible and intangible assets (including, without limitation, receivables, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate interests) owned by each U.S. Borrower and each Guarantor, subject (in each case under the preceding clauses (x) and (y)) to (i) the priority of liens as between the Senior Term Facility and the ABL Credit Facility set forth below and (ii) exceptions reasonably satisfactory to the Joint Senior Lead Arrangers and Investor and consistent with syndicated loan financings for companies sponsored by the Sponsor. It is understood that assets of a Borrower will secure obligations of such Borrower, and assets of a Guarantor will secure obligations of such Guarantor.

If any Non-U.S. Borrower is included, assets of the type described in the immediately preceding paragraph of such Non-U.S. Borrower and related non-U.S. subsidiary guarantors may be similarly pledged to the extent reasonably obtained without material cost or risk, and subject to legal limitations and tax and structuring considerations.

The liens securing the Senior Term Facility will be first in priority (as between the Senior Term Facility and the ABL Credit Facility) with respect to all collateral other than the ABL Credit Facility Primary Collateral (such portion of the collateral, the “Senior Term

Facility Primary Collateral”). The “ABL Credit Facility Primary Collateral” shall consist of all collateral consisting of accounts receivable, inventory and other current assets and all proceeds thereof, including cash, cash equivalents, instruments, chattel paper, general intangibles (excluding, for the avoidance of doubt, trademarks, tradenames and other intellectual property), letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, inventory and other current assets. It is understood that the liens securing the Senior Term Facility with respect to the ABL Credit Facility Primary Collateral shall only be granted by each U.S. Borrower and each Guarantor under the Senior Term Facility. The liens securing the Senior Term Facility with respect to the ABL Credit Facility Primary Collateral will be second in priority (as between the Senior Term Facility and the ABL Credit Facility) to the liens securing the ABL Credit Facility with respect to the ABL Credit Facility Primary Collateral. The liens securing the ABL Credit Facility with respect to the Senior Term Facility Primary Collateral will be second in priority (as between the Senior Term Facility and the ABL Credit Facility) to the liens securing the Senior Term Facility with respect to the Senior Term Facility Primary Collateral. The priority of the security interests in the collateral and the related creditors’ rights will be set forth in intercreditor provisions included in the Financing Documentation and reasonably acceptable to the Joint Senior Lead Arrangers and Investor and consistent with syndicated loan financings for companies sponsored by the Sponsor.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of Euro Rate Loans (as defined below), or one business day’s notice in the case of Base Rate Loans (as defined below), without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Euro Rate Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs except to the extent such prepayments are deposited in a cash collateral account for repayment on the last day of such interest period. Voluntary prepayments of Term Loans shall be applied to reduce future scheduled amortization payments of the Term Loans being prepaid, first, at the Company’s option, to any scheduled principal installments due within the following twelve months, and second, pro rata to all remaining scheduled principal installments.

Mandatory Prepayments:	Mandatory repayments of Term Loans shall be required from 50% of annual excess cash flow (to be defined in a manner reasonably acceptable to the Joint Senior Lead Arrangers and Investor and consistent with syndicated loan financings for companies sponsored by the Sponsor) of the Company and its subsidiaries; provided, that commencing with the first year following the fiscal year in which the Closing Date occurs, so long as no default or event of default then exists under the Senior Term Facility and the Company has demonstrated (at the time of the respective payment) compliance with a total leverage ratio (to be defined in a manner consistent with syndicated loan financings for companies sponsored by the Sponsor) of 4.0:1, none of such annual excess cash flow will be required to be repaid.

All mandatory repayments of Term Loans shall be applied to reduce future scheduled amortization payments of the respective Term Loans being repaid, first, at the Company’s option, to any scheduled principal installments due within the following twelve months, and second, pro rata to all remaining scheduled principal installments.

Interest Rates:

At the Company’s option, Term Loans may be maintained from time to time as (x) “Euro Rate Loans,” which shall bear interest at LIBOR (adjusted for maximum reserves) for the respective interest period plus the Applicable Margin (as defined below) as in effect from time to time and (y) “Base Rate Loans,” which shall bear interest at the Base Rate (as defined below) as in effect from time to time plus the Applicable Margin as in effect from time to time.

The Company may elect whether borrowings will be Base Rate borrowings or 1-, 3- or 6 month borrowings of Euro Rate Loans; provided, however that (i) only Base Rate borrowings may be incurred and/or maintained during the first week following the Closing Date and (ii) until the earlier of completion of syndication (as reasonably determined by the Joint Senior Lead Arrangers) or 90 days after the Closing Date, borrowings must be incurred and maintained as Base Rate borrowings or one-month Euro Rate Loan borrowings (with the first day of the first interest period therefor to commence on such one-week anniversary).

“Applicable Margin” shall mean (x) with respect to Base Rate Loans 1.50% per annum if the Senior Term Facility is rated B1 or higher by Moody’s and B+ or higher by S&P, in each case with a stable outlook, and otherwise 1.75% per annum; and (y) with respect to Euro Rate Loans 2.50% per annum if the Senior Term Facility is rated B1 or higher by Moody’s and B+ or higher by S&P, in each case with a stable outlook, and otherwise 2.75% per annum.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Euro Rate Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Term Loans at maturity. All interest on Base Rate Loans (other than any based on prime rate) and Euro Rate Loans shall be based on a 360-day year, and all prime rate-based Base Rate Loans, commitment fees and any other fees shall be based on a 365-day year and actual days elapsed.

Default Interest:	Overdue principal and interest shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by (in the case of such principal) such borrowings or (in the case of such interest) the borrowings to which such overdue amount relates. Other amounts overdue shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then applicable to Base Rate Loans. Such interest shall be payable on demand.

Agent/Lender Fees:	The Administrative Agent, the Syndication Agent and the Lenders shall receive such fees as have been separately agreed upon.

Assignment and Participations:	A Borrower may not assign its rights or obligations under the Senior Term Facility (except pursuant to the Transactions). Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Term Facility in accordance with applicable law, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and other limitations on participants’ rights under the Senior Term Facility, in each case consistent with syndicated loan financings sponsored by the Sponsor, and (y) in the case of assignments, to limitations consistent with syndicated loan financings sponsored by the Sponsor (in light of current market conditions) (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s commitments and outstanding Term Loans at such time) and (ii) the receipt of the consent of the Administrative Agent (other than for assignment to another Lender or an affiliate of a Lender) and so long as (A) no payment or bankruptcy Event of Default exists under the Senior Term Facility or (B) the assignment is other than to another Lender, an affiliate of a Lender or an Approved Fund, the Company (such consent, in any case, not to be unreasonably withheld or delayed). The Senior Term Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Term Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Governing Law:	All documentation (except security documentation that the Joint Senior Lead Arrangers reasonably determine should be governed by local law) shall be governed by the internal laws of the State of New York.

Conditions Precedent:	The following conditions precedent in each case consistent with syndicated loan financings for companies sponsored by the Sponsor (in light of current market conditions) (in the case of the conditions to the initial borrowing under the Senior Term Facility, to be satisfied prior to or substantially concurrently with the funding of such borrowing), shall apply to extensions of credit under the Senior Term Facility (subject to the provisions of the Commitment Letter).

The definitive credit documentation governing the Senior Term Facility (the “Senior Term Facility Documentation”) shall not contain (a) any material conditions precedent other than the conditions set forth below or in Exhibit D to this Commitment Letter or (b) any material representation or warranty, affirmative or negative covenant, or default or event of default not set forth in the Commitment Letter or this Exhibit A, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Term Facility.

A. To the Initial Extensions of Credit

(i)     One or more Borrowers (as applicable) shall have received gross cash proceeds in an amount up to the Maximum Interim Amount (calculated before applicable fees) raised from the (a) borrowings pursuant to the Interim Financing, (b) the issuance of the Notes or (c) a combination thereof. All material terms and conditions (and the documentation) in connection with the Interim Financing or the issuance of the Notes, as applicable (including, without limitation, amortization, maturities, interest rate, covenants, defaults, remedies, sinking fund provisions, subordination provisions, limitations on cash interest payments and other terms), shall be reasonably satisfactory to the Joint Senior Lead Arrangers, it being understood that (1) such terms and conditions shall be consistent with and substantially similar to those for high yield financings for companies sponsored by the Sponsor (in light of market conditions), (2) the Interim Loan, the Permanent Financing or the Notes, as applicable, will not be secured unless Investor otherwise consents, (3) the Permanent Financing or the Notes, as applicable, shall mature no earlier than six months after the maturity of the Senior Term Facility and (4) the terms and conditions contemplated by the Commitment Letter (including the Annexes and Exhibits thereto), Fee Letter and Engagement Letter (including the Exhibit thereto) are acknowledged by the Joint Senior Lead Arrangers to be satisfactory to the Joint Senior Lead Arrangers.

(ii)    The initial borrowing under the Senior Term Facility will be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

B. To All Extensions of Credit

(i)     All representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

(ii)    No event of default under the Senior Term Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Senior Term Facility, shall have occurred and be continuing, or would result from such borrowing after giving effect thereto on such date.

The foregoing conditions precedent with respect to extensions of credit on the Closing Date are subject to and limited and qualified by Section 4 of the Commitment Letter.

Representation and Warranties:	Usual for facilities and transactions of this type in each case (including as to exceptions and qualifications) consistent with syndicated loan financings for companies sponsored by the Sponsor, consisting of: financial statements (including pro forma financial statements); representations and warranties contained in the Investment Agreement (as of the Closing Date; it being understood and agreed that such representations and warranties shall consist only of Specified Representations referred to in clause (A) of the definition thereof and only to the extent provided therein); no material adverse change (it being understood that, with respect to any period ending on or prior to the Closing Date, this representation shall be no broader in scope or time period than the corresponding Specified Representation contained in the Investment Agreement); corporate existence and good standing; compliance with laws; corporate power and authority; enforceability of Senior Term Facility Documentation; no conflict with law or contractual obligations; no material litigation or proceedings; no default; ownership of property; liens; intellectual property; taxes; governmental regulation (including Federal Reserve and margin regulations); ERISA; Investment Company Act; insurance; burdensome agreements; ownership of subsidiaries; environmental matters; solvency on the Closing Date; labor matters; accuracy of disclosure to the Closing Date; creation and perfection of security interests; use of proceeds; antiterrorist laws; and status of the Senior Term Facility as designated senior debt.

Covenants:

Covenants in each case (including as to exceptions and qualifications) to be consistent with and substantially similar to (i) in the case of negative covenants, high yield financings for companies sponsored by the Sponsor, modified (if and to the extent applicable and necessary in light of current market conditions) for similar covenant-light syndicated loan financings for companies sponsored by the Sponsor and by other major private equity sponsors and (ii) in the case of affirmative covenants, similar covenant-light syndicated loan financings for companies sponsored by the Sponsor and by other major private equity sponsors, in each case in light of current market conditions and in any event no more restrictive than other syndicated loan financings for companies sponsored by the Sponsor, and consisting of the following:

(i)       Limitations on other indebtedness (including guarantees of other indebtedness).

(ii) (iii) (iv) (v) (vi) (vii) (viii) (ix) (x) (xi) (xii) (xiii) (xiv) (xv) (xvi) (xvii) (xviii)

Limitations on dividends and restricted payments.

Limitations on voluntary prepayments of the Notes and amendments thereto.

Limitations on transactions with affiliates.

Limitations on asset sales (including an offer to repurchase loans with excess asset sale proceeds in certain circumstances), mergers, consolidations and sales of all or substantially all assets.

Limitations on investments (including joint ventures).

Maintenance of existence and properties.

Limitations on liens.

Limitations on dividend restrictions at subsidiaries.

Adequate insurance coverage.

ERISA covenants.

Financial reporting, notice of environmental, ERISA-related matters and material litigation and proceedings and visitation and inspection rights.

Compliance with laws, including environmental and ERISA.

Payment of taxes and other liabilities.

Keeping of proper books in accordance with GAAP

The obtaining of interest rate protection in amounts and for periods to be agreed.

Use of proceeds.

Further assurances with respect to security interests in after-acquired property.

Events of Default:	Usual for facilities and transactions of this type in each case (including as to exceptions and qualifications) consistent with covenant light syndicated loan financings for companies sponsored by the Sponsor and by other major private equity sponsors (in light of current market conditions), and in any event no more restrictive than other syndicated loan financings for companies sponsored by the Sponsor, consisting of: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of other covenants (subject, in the case of certain such covenants, to a grace period to be agreed upon); cross payment default and cross acceleration to other material debt; bankruptcy events; certain ERISA events; material judgments; actual or asserted material invalidity of any Guarantee or security interest; and change of control (the definition of which is to be agreed).

Yield Protection, Increased Costs, Gross-ups and other Tax Indemnities:	The Senior Term Facility Documentation shall include customary protective provisions (consistent with syndicated loan financings for companies sponsored by the Sponsor) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrowers shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Indemnification:	The documentation for the Senior Term Facility will contain customary indemnities for the Lenders and the Agents (with exceptions, including other than as a result of the respective Lender’s or Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision, or a settlement tantamount thereto).

EXHIBIT B

SUMMARY OF TERMS

OF ABL CREDIT FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit B is attached (the “Commitment Letter”) are used herein as therein defined.

1. Description of ABL Credit Facility

Borrower:

The Company and/or (at Investor’s option) one or both of the Operating Subsidiaries (each a “U.S. Borrower”, and collectively the “U.S. Borrowers”). It is anticipated that any U.S. subsidiary of the Company (in addition to any of the Operating Subsidiaries) that shall have material assets that are included in the Borrowing Base (as defined below) may also (at the Company’s option) act as an additional U.S. Borrower. One or more other subsidiaries of the Company that are non-U.S. subsidiaries (or any foreign subsidiary holding company that is a subsidiary of the Company) may also be or become borrowers under the ABL Credit Facility, as may be agreed by the Company and the Joint ABL Lead Arrangers (each, a “Non-U.S. Borrower”, and collectively the “Non-U.S. Borrowers”). Any U.S. Borrower or Non-U.S. Borrower is referred to herein as a “Borrower” and collectively as the “Borrowers”.

If there is more than one U.S. Borrower, the indebtedness under the ABL Credit Facility of any U.S. Borrower may be structured as a joint and several obligation of all U.S. Borrowers.

ABL Credit Facility:	Revolving loan facility, subject to Availability (as defined below), in an aggregate principal amount of $400.0 million, to be made available in U. S. Dollars, Pounds Sterling, Euro and other currencies to be mutually agreed to by the Joint ABL Lead Arrangers and Investor (the “ABL Credit Facility”), provided that the Joint Senior Lead Arrangers under the Senior Term Facility and the Joint ABL Lead Arrangers may reduce the Senior Term Facility by up to $100.0 million and increase the funding under the ABL Credit Facility by an equal amount to the extent that (and up to the amount by which) Availability under the ABL Credit Facility as of the Closing Date (before giving effect to any borrowings on the Closing Date) exceeds $300.0 million.

Use of Proceeds:	The proceeds of loans under the ABL Credit Facility (the “Revolving Loans” may be utilized (i) on the Closing Date in an amount not to exceed $50.0 million (which amount shall be increased by the amount of any increased funding under the ABL Credit Facility pursuant to the proviso under “ABL Credit Facility” above) to pay amounts owing to effect the Acquisition and the other Transactions or to pay any fees and expenses incurred in connection with the Acquisition and (ii) thereafter for working capital, capital expenditures and general corporate purposes. A portion to be negotiated of the ABL Credit Facility will be available for the issuance of stand-by and other letters of credit (“Letters of Credit”). Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date (as defined below). A portion to be agreed of the ABL Credit Facility will be made available as a swingline facility.

Maturity:	The final maturity of the ABL Credit Facility shall be five years from the Closing Date (the “Revolving Loan Maturity Date “).

Availability:

Availability under the ABL Credit Facility (the “Availability”) will be equal to (i) the lesser of (I) the Borrowing Base (as defined below) and (II) the then effective commitments under the ABL Credit Facility minus (ii) such availability reserves as the Administrative Agent, in its reasonable commercial judgment in accordance with customary business practices for comparable asset based transactions, deems appropriate.

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the ABL Credit Facility (the “ABL Credit Facility Documentation”); provided, that not more than $50.0 million of Revolving Loans may be borrowed on the Closing Date (which amount shall be increased by the amount of any increased funding under the ABL Credit Facility pursuant to the proviso under “ABL Credit Facility” above).

Borrowing Base:

The amount from time to time available under the ABL Credit Facility may not exceed the lesser of (A) the sum of (x) up to 85% of eligible accounts receivable of the U.S. Borrowers and each Guarantor (as defined below) and (y) the lesser of (I) up to 85% of the Net Orderly Liquidation Value (as defined below) of eligible inventory of the U.S. Borrowers and each Guarantor and (II) up to 80% of the net book value of eligible inventory of the U.S. Borrowers and each Guarantor, in each case, less such eligibility reserves as the Administrative Agent, in its reasonable commercial judgment in accordance with customary business practices for comparable asset based transactions, deems appropriate (the “Borrowing Base”) and (B) the then effective commitments under the ABL Credit Facility.

Eligible accounts receivable and eligible inventory shall be defined in the ABL Credit Facility Documentation by the Administrative Agent in its reasonable commercial judgment in accordance with customary business practices for comparable asset based transactions. “Net Orderly Liquidation Value” shall mean the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of inventory, which value shall be determined by reference to the most recent third-party appraisal of such inventory received by the Administrative Agent. If no such appraisal has been delivered as of the Closing Date, Net Orderly Liquidation Value as of the Closing Date shall be deemed to be zero.

Administrative Agent:	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (in such capacity, the “Administrative Agent”).

Syndication Agent:	Any Committed Lender or affiliate thereof, or such other institution as shall be agreed by Investor and the Joint Senior Lead Arrangers (in such capacity, the “Syndication Agent”).

Documentation Agent:	Any Committed Lender or affiliate thereof, or such other institution as shall be agreed by Investor and the Joint Senior Lead Arrangers (in such capacity, the “Documentation Agent” and, together with the Administrative Agent and Syndication Agent, the “Agents”).

Joint ABL Lead Arrangers:	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Joint ABL Lead Arrangers”).

Joint ABL Book-Running Managers:	Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Joint Book Running Managers”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Joint ABL Lead Arrangers and reasonably satisfactory to Investor and the Sponsor (such approval not to be unreasonably withheld or delayed) (the “Lenders”).

Required Lenders:	Lenders having aggregate commitments and/or outstandings (as appropriate) of the ABL Credit Facility in excess of 50% (although certain customary provisions shall require supermajority or unanimous consent to the extent consistent with syndicated asset based loan financings sponsored by the Sponsor). The documentation for the ABL Credit Facility shall include provisions which shall allow the Company to cause the assignment of Loans and commitments of any Lender that refuses to execute any amendment, waiver or consent which requires the approval of each affected Lender, subject to customary terms and conditions to be agreed.

Guarantees:	The direct parent of each U.S. Borrower, and each direct and indirect U.S. subsidiary of the Company that is not a U.S. Borrower (it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary for purposes of this provision), other than any such subsidiary that is a subsidiary of a non-U.S. subsidiary of the Company, shall be required to provide a guarantee (such guarantees collectively, the “Guarantees”) and such guarantors collectively, the “Guarantors”) of all amounts owing by such U.S. Borrower under the ABL Credit Facility and all obligations under interest rate protection or other hedging arrangements entered into by such U.S. Borrower with any Agent, the Joint ABL Lead Arrangers, any Lender or any affiliate of any of the foregoing (“Hedging Arrangements”). With respect to any Non-U.S. Borrower, appropriate non-U.S. subsidiaries may be required to provide a guarantee of their borrowings (to the extent reasonably obtained without material cost or risk, and subject to legal limitations and tax and structuring considerations).

Security:

All amounts owing by the U.S. Borrowers under the ABL Credit Facility and any Hedging Arrangements (and all obligations of the Guarantors under the Guarantees) will be secured (subject, as between the ABL Credit Facility and the Senior Term Facility, to the priority described below) by (x) a first priority perfected security interest in all capital stock of each U.S. Borrower and all capital stock of all U.S. subsidiaries owned by the U.S. Borrowers and the Guarantors and 65% of the total outstanding capital stock of any non-U.S. subsidiary held directly by the U.S. Borrowers or any Guarantor (it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary for purposes of this provision), and (y) a first priority perfected security interest in substantially all other tangible and intangible assets (including, without limitation, receivables, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate interests) owned by the U.S. Borrowers and each Guarantor, subject (in each case under the preceding clause (x) and (y)) to (i) the priority of liens as between the ABL Credit Facility and the Senior Term Facility set forth below and (ii) exceptions reasonably satisfactory to the Joint ABL Lead Arrangers and Investor and consistent with syndicated loan financings for companies sponsored by the Sponsor. It is understood that assets of a Borrower will secure obligations of such Borrower, and assets of a Guarantor will secure obligations of such Guarantor.

If any Non-U.S. Borrower is included, assets of the type described in the immediately preceding paragraph of such Non-U.S. Borrower and related non-U.S. subsidiary guarantors may be similarly pledged to the extent reasonably obtained without material cost or risk, and subject to legal limitations and tax and structuring considerations.

The liens securing the ABL Credit Facility will be first in priority (as between the ABL Credit Facility and the Senior Term Facility) with respect to the ABL Credit Facility Primary Collateral. The “ABL Credit Facility Primary Collateral” shall consist of all collateral consisting of accounts receivable, inventory and other current assets and all proceeds thereof, including cash, cash equivalents, instruments, chattel paper, general intangibles (excluding, for the avoidance of doubt, trademarks, tradenames and other intellectual property), letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, inventory and other current assets. It is understood that the liens securing the Senior Term Facility with respect to the ABL Credit Facility Primary Collateral shall only be granted by each U.S. Borrower and each U.S. guarantor under the Senior Term Facility. The liens securing the Senior Term Facility with respect to the ABL Credit Facility Primary Collateral will be second in priority (as between the ABL Credit Facility and the Senior Term Facility) to the liens securing the ABL Credit Facility with respect to the ABL Credit Facility Primary Collateral. The liens securing the ABL Credit Facility with respect to all Collateral other than the ABL Credit Facility Primary Collateral (such portion of the collateral, the “Senior Term Facility Primary Collateral”) will be second in priority (as between the ABL Credit Facility and the Senior Term Facility) to the liens securing the Senior Term Facility with respect to the Senior Term Facility Primary Collateral. The priority of the security interests in the collateral and the related creditors’ rights will be set forth in intercreditor provisions included in the Financing Documentation and reasonably acceptable to the Joint ABL Lead Arrangers and Investor and consistent with syndicated loan financings for companies sponsored by the Sponsor.

Cash Collections:	The U.S. Borrowers will be required to maintain a cash management system that is reasonably satisfactory to the Administrative Agent and which shall provide, among other things, that (subject to exceptions and qualifications to be agreed) all cash of any U.S. Borrower and each Guarantor and all proceeds of collateral will be deposited into one or more bank accounts for which the Administrative Agent shall have a deposit account agreement or otherwise have control (in each case, reasonably acceptable to the Administrative Agent) and, following the occurrence and during the continuance of an event of default or of excess Availability falling below a level to be determined, applied first on a daily basis to the outstanding loan balances under the ABL Credit Facility, and second to the extent there are no such amounts outstanding under the ABL Credit Facility to an investment account, in each case, in accordance with customary collateral management procedures to be detailed in the definitive documentation for the ABL Credit Facility.

Optional Commitment Reductions:	The unutilized portion of the total commitments under the ABL Credit Facility may, upon three business days’ notice, be reduced or terminated by the Company without penalty in minimum amounts to be agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of Euro Rate Loans (as defined below), or one business day’s notice in the case of Base Rate Loans (as defined below), without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Euro Rate Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs except to the extent such prepayments are deposited in a cash collateral account for repayment on the last day of such interest period.

Mandatory Prepayments:	Mandatory repayments of Revolving Loans shall be required from (a) if excess Availability shall be less than a level to be determined, 100% of the net cash proceeds from specified asset sales by the Company and its subsidiaries (subject to reinvestment exceptions) until such excess Availability shall be achieved, (b) if excess Availability shall be less than a level to be determined, 100% of the net cash proceeds from issuances or incurrences of specified debt (with appropriate exceptions to be mutually agreed upon) by the Company and its subsidiaries until such excess Availability shall be achieved, subject, in the case of any direct or indirect public offering or private placement of debt securities to the required prior payment of any amount outstanding under the Interim Loan, and (c) if excess Availability shall be less than a level to be determined, 100% of the net cash proceeds from specified insurance recovery and condemnation events of the Company and its subsidiaries (subject to certain reimbursement and reinvestment rights) until such excess Availability shall be achieved.

The foregoing mandatory repayments shall be applied, first, to prepay Revolving Loans (without reducing the commitments under the ABL Credit Facility) and, second, to cash collateralize Letters of Credit. In addition, if at any time the outstandings pursuant to the ABL Credit Facility (including letter of credit outstandings) exceed (i) the aggregate commitments with respect thereto or (ii) the current Borrowing Base, prepayments of Revolving Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess, without commitment reduction.

Interest Rates:

At the Company’s option, Revolving Loans may be maintained from time to time as (x) “Euro Rate Loans” which shall bear interest at LIBOR (adjusted for maximum reserves) for the respective interest period plus the Applicable Margin (as defined below) as in effect from time to time and (y) “Base Rate Loans” which shall bear interest at the Base Rate (as defined below) as in effect from time to time plus the Applicable Margin as in effect from time to time.

The Company may elect whether borrowings will be Base Rate borrowings or 1-, 3- or 6 month borrowings of Euro Rate Loans; provided, however, that (i) only Base Rate borrowings may be incurred and/or maintained during the first week following the Closing Date and (ii) until the earlier of completion of syndication (as reasonably determined by the Joint ABL Lead Arrangers) or 90 days after the Closing Date, borrowings must be incurred and maintained as Base Rate borrowings or one-month Euro Rate Loan borrowings (with the first day of the first interest period therefor to commence on such one-week anniversary).

“Applicable Margin” shall mean a percentage per annum equal to (x) in the case of Base Rate Loans, 0.50% and (y) in the case of Euro Rate Loans, 1.50%. The Applicable Margin on the Revolving Loans shall be subject to step-downs to be determined (but, in any event, not commencing until the delivery of the Company’s financial statements in respect of its first fiscal quarter ending at least six months after the Closing Date) based on meeting certain leverage ratios (to be defined in a manner consistent with syndicated loan financings for companies sponsored by the Sponsor) or Availability levels to be agreed; provided that no Event of Default known to the Company has occurred and is continuing at the time of such step-down.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Euro Rate Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at maturity. All interest on Base Rate Loans (other than any based on prime rate) and Euro Rate Loans shall be based on a 360-day year, and all prime rate-based Base Rate Loans, commitment fees and any other fees shall be based on a 365-day year and actual days elapsed.

Default Interest:	Overdue principal and interest shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by (in the case of such principal) such borrowings or (in the case of such interest) the borrowings to which such overdue amount relates. Other amounts overdue shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then applicable to Base Rate Loans. Such interest shall be payable on demand.

Commitment Fee:	Commitment fees shall be payable at a rate equal to the “Applicable Commitment Fee Percentage” (as defined below) per annum on the unutilized commitments of each Lender under the ABL Credit Facility as in effect from time to time, commencing on the date of the effectiveness of the ABL Credit Facility to and including the termination of the ABL Credit Facility, payable quarterly in arrears and upon such termination of the commitments under the ABL Credit Facility. As used herein, the term “Applicable Commitment Fee Percentage” shall be (i) 0.20% per annum if less than 1/3 of each Lender’s commitments under the ABL Credit Facility are unutilized, (ii) 0.25% if 1/3 or more but less than 2/3 of each Lender’s commitments under the ABL Credit Facility are unutilized and (iii) 0.35% if 2/3 or more of each Lender’s commitments under the ABL Credit Facility are unutilized.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as Euro Rate Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Syndication Agent and the Lenders shall receive such fees as have been separately agreed upon.

Assignment and Participations:	A Borrower may not assign its rights or obligations under the ABL Credit Facility (except pursuant to the Transactions). Any Lender may assign, and may sell participations in, its rights and obligations under the ABL Credit Facility in accordance with applicable law, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and other limitations on participants’ rights under the ABL Credit Facility, in each case consistent with syndicated loan financings sponsored by the Sponsor, and (y) in the case of assignments, to limitations consistent with syndicated loan financings sponsored by the Sponsor (in light of current market conditions) (including (i) a minimum assignment amount of $5.0 million, or, if less, the entire amount of such assignor’s commitments and outstanding Loans and interests at such time, and (ii) the receipt of the consent of the Administrative Agent (other than for assignment to another Lender or an affiliate of a Lender) and so long as (A) no payment or bankruptcy Event of Default exists under the ABL Credit Facility or (B) the assignment is other than to another Lender, an affiliate of a Lender or an Approved Fund, the Company (such consent, in any case, not to be unreasonably withheld or delayed). The ABL Credit Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the ABL Credit Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Governing Law:	All documentation (except security documentation that the Joint ABL Lead Arrangers reasonably determine should be governed by local law) shall be governed by the internal laws of the State of New York.

Conditions Precedent:	The following conditions precedent in each case consistent with syndicated loan financings sponsored by the Sponsor (in light of current market conditions) (in the case of the conditions to the initial borrowing under the ABL Credit Facility, to be satisfied prior to or substantially concurrently with the funding of such borrowing), shall apply to extensions of credit under the ABL Credit Facility (subject to the provisions of the Commitment Letter).

The ABL Credit Facility Documentation shall not contain (a) any material conditions precedent other than the conditions precedent set forth below or in Exhibit D to this Commitment Letter or (b) any material representation or warranty, affirmative or negative covenant, or default or event of default not set forth in the Commitment Letter or this Exhibit B, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the ABL Credit Facility.

A. To the Initial Extensions of Credit

(i) One or more of the Borrowers shall have received gross cash proceeds in an amount up to the Maximum Interim Amount (calculated before applicable fees) raised from the (a) borrowings pursuant to the Interim Financing, (b) the issuance of the Notes or (c) a combination thereof. All material terms and conditions (and the documentation) in connection with the Interim Financing or the issuance of the Notes, as applicable (including, without limitation, amortization, maturities, interest rate, covenants, defaults, remedies, sinking fund provisions, subordination provisions, limitations on cash interest payments and other terms), shall be reasonably satisfactory to the Joint ABL Lead Arrangers, it being understood that (1) such terms and conditions shall be consistent with and substantially similar to those for high yield financings for companies sponsored by the Sponsor (in light of market conditions), (2) the Interim Loans, the Permanent Financing or the Notes, as applicable, will not be secured unless Investor otherwise consents, (3) the Permanent Financing or the Notes, as applicable, shall mature no earlier than six months after the maturity of the Senior Term Facility and (4) the terms and conditions contemplated by the Commitment Letter (including the Annexes and Exhibits thereto), Fee Letter and Engagement Letter (including the Exhibit thereto) are acknowledged by the Joint ABL Lead Arrangers to be satisfactory to the Joint Lead ABL Arrangers.

	(ii)	The initial borrowing under the ABL Credit Facility will be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

B. To All Extensions of Credit

	(i)	All representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

	(ii)	No event of default under the ABL Credit Facility or event which with the giving of notice or lapse of time or both would be an event of default under the ABL Credit Facility, shall have occurred and be continuing, or would result from such borrowing after giving effect thereto on such date.

The foregoing conditions precedent with respect to extensions of credit on the Closing Date are subject to and limited and qualified by Section 4 of the Commitment Letter.

Representations and Warranties:	Usual for facilities and transactions of this type in each case (including as to exceptions and qualifications) consistent with syndicated loan financings for companies sponsored by the Sponsor, consisting of: financial statements (including pro forma financial statements); representations and warranties contained in the Investment Agreement (as of the Closing Date; it being understood and agreed that such representations and warranties shall consist only of Specified Representations referred to in clause (A) of the definition thereof and only to the extent provided therein); no material adverse change (it being understood that, with respect to any period ending on or prior to the Closing Date, this representation shall be no broader in scope or time period than the corresponding Specified Representation contained in the Investment Agreement); corporate existence and good standing; compliance with laws; corporate power and authority; enforceability of ABL Credit Facility Documentation; no conflict with law or contractual obligations; no material litigation or proceedings; no default; ownership of property; liens;

intellectual property; taxes; governmental regulation (including Federal Reserve and margin regulations);
ERISA; Investment Company Act; insurance; burdensome agreements; ownership of subsidiaries;
environmental matters; solvency on the Closing Date; labor matters; accuracy of disclosure to the Closing
Date; creation and perfection of security interests; use of proceeds; antiterrorist laws; eligible accounts and inventory; and status of the ABL Credit Facility as designated senior debt.

Covenants:	Usual for facilities and transactions of this type in each case (including as to exceptions and qualifications) consistent with syndicated asset based loan financings for companies sponsored by the Sponsor but, in any event, no more restrictive than syndicated loan financings for companies sponsored by the Sponsor (except as required by the asset based loan market) (in light of current market conditions), consisting of:

	(i)	Maintenance of existence and properties.

	(ii)	The following financial performance covenant to be tested only when excess Availability falls below $40 million: Minimum Fixed Charge Coverage Ratio of 1.0:1 (subject to equity cure rights as set forth below), to be defined in a manner consistent with syndicated asset based loan financings for companies sponsored by the Sponsor.

	(iii)	Adequate insurance coverage and naming Agent as (x) loss payee with respect to the property insurance maintained by any U.S. Borrower and each subsidiary Guarantor and (y) additional insured with regard to the liability insurance maintained by any U.S. Borrower and each subsidiary Guarantor.

	(iv)	ERISA covenants; field exams and appraisal rights (subject to limitations to be agreed (but in any event no less favorable than such limitations in asset-based syndicated loan financings of companies sponsored by the Sponsor) on the number of appraisals and field examinations that may be conducted in any calendar year).

	(v)	Financial reporting, notice of environmental, ERISA-related matters, and material litigation and proceedings and visitation and inspection rights.

	(vi)	Compliance with laws, including environmental and ERISA.

	(vii)	Payment of taxes and other liabilities.

	(viii)	Limitation on changes in nature of business.

	(ix)	The obtaining of interest rate protection in amounts and for periods to be agreed.

	(x)	Use of proceeds.

(xi)	Other reporting requirements, including with respect to borrowing base certificates and appropriate supporting data for such borrowing base certificates at such times and in form and substance as is reasonably satisfactory to the Administrative Agent.

	(xii)	Limitations on amendments to specified debt agreements.

	(xiii)	Limitations on changes in fiscal year; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and will be authorized by the Lenders to, make any adjustments to the ABL Credit Facility Documentation that are necessary to reflect such change in fiscal year.

	(xiv)	Maintenance of books and records.

	(xv)	Further assurances with respect to security interests in after-acquired property.

	(xvi)	Limitations on acquisitions, mergers, consolidations, recapitalizations, dividends, distributions and stock repurchases, to the extent that after giving effect to such transaction Availability is less than $60 million (and subject to other exceptions and qualifications).

For purposes of determining compliance with any financial covenant, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Lenders) made to Holdings after the Closing Date and on or prior to the date that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter (or year) will, at the request of the Borrower and provided that the proceeds thereof have been contributed to the Company as cash common equity, be included in the calculation of EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal period and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”) provided that (a) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Company to be in compliance with the financial covenants and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the ABL Credit Facility Documentation and for all other purposes (other than the determining compliance with financial covenants).

Events of Default:	Usual for facilities and transactions of this type in each case (including as to exceptions and qualifications) consistent with syndicated asset based loan financings for companies sponsored by the Sponsor but, in any event, no more restrictive than syndicated loan financings for companies sponsored by the Sponsor (except as required by the asset based loan market) (in light of current market conditions), consisting of: nonpayment of principal when due (including non-payment of any obligations under swap agreements); nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of other covenants (subject, in the case of certain such covenants, to a grace period to be agreed upon); cross-
default and cross-acceleration to other material debt; bankruptcy events; certain ERISA events; material judgments; actual or asserted material invalidity of any Guarantee or security interest; and change of control (the definition of which is to be agreed).

Yield Protection, Increased Costs, Gross-ups and other Tax Indemnities:	The ABL Credit Facility Documentation shall include customary protective provisions (consistent with syndicated loan financings for companies sponsored by the Sponsor) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrowers shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Indemnification	The documentation for the ABL Credit Facility will contain customary indemnities for the Lenders and the Agents (with exceptions, including other than as a result of the respective Lender’s or Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision, or a settlement tantamount thereto).

EXHIBIT C

SUMMARY OF TERMS OF

INTERIM LOANS AND PERMANENT FINANCING

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit C is attached (the “Commitment Letter”) are used herein as therein defined.

Borrower:	The Company and/or (at Investor’s option) one or both of the Operating Subsidiaries (each an “Interim Loan Borrower”, and collectively the “Interim Loan Borrowers”). If there is more than one Interim Loan Borrower, the indebtedness under the Interim Loans of any Interim Loan Borrower may be structured as a joint and several obligation of all Interim Loan Borrowers.

Loans:

The Interim Loans will consist of a senior unsecured interim loan in an aggregate principal amount of up to $710.0 million (the “Interim Loans”).

At Investor’s option, on the Closing Date, one or more Interim Loan Borrowers may borrow funds equal to no greater than $300 million minus the then amount of the Borrowing Base (as defined in the ABL Facility Term Sheet), in the form of additional Interim Loans or Term Loans (as defined in the Senior Term Facility Term Sheet), in addition to the amounts of such Interim Loans or Term Loans otherwise provided for in the Commitment Letter, the Senior Term Facility Term Sheet and this Interim Loans Term Sheet.

Maturity:	The Interim Loans will mature 365 days from the date of initial funding (the “Maturity Date”).

Any outstanding amount under the Interim Loans will be required to be repaid in full on the Maturity Date (the “Refinancing Date”); provided, however, that (x) if the Interim Loan Borrowers have failed to raise permanent financing before the Refinancing Date or (y) at the election of the Company following the completion of a standard high yield roadshow after which no Permanent Securities were issued, the Interim Loans shall be converted into up to an aggregate principal amount of Notes equal to the aggregate principal amount of the Interim Loans converted (the “Permanent Financing”) that bear a fixed rate of interest equal to the then-applicable rate specified in the Back Stop Terms (as defined in the Fee Letter). The principal terms of such Notes are described in Exhibit A to the Engagement Letter.

Use of Proceeds:	Proceeds from the Interim Financing will be used to fund, in part, the Acquisition and other Transactions, including any refinancing of existing indebtedness and payment of any fees, costs and expenses relating thereto.

Interest:	The Interim Loan shall bear interest, reset monthly, at the initial rate equal to three-month LIBOR plus 4.00% per annum if the Interim

Loan is rated B3 or higher by Moody’s and B- or higher by S&P, in each case with a stable outlook, and otherwise equal to three-month LIBOR plus 4.50% per annum (the “LIBOR Spread”); provided, however, that such interest rate shall not exceed the then-applicable rate specified in the Back-Stop Terms.

Interest on the Interim Loans shall be payable on a quarterly basis.

If the Interim Loans are not repaid in whole within the six-month period following the Closing Date, the LIBOR Spread will increase by 0.50% at the end of such six-month period and shall increase by an additional 0.50% at the end of each three-month period thereafter until, but excluding, the Maturity Date, provided, however, that such interest rate shall not exceed the then-applicable rate specified in the Back-Stop Terms.

When the Interim Loans are converted to the Permanent Financing (the date thereof, the “Conversion Date”), the Permanent Financing shall bear interest at a fixed rate per annum that on a weighted cash and total basis is equal to 10.75% if the Interim Loans are rated at least B3 by Moody’s and at least B- by Standard & Poor’s (in each case, with a stable outlook), 11.00% if the Interim Loans are rated at least B3 by Moody’s and CCC+ by Standard & Poor’s or Caa1 by Moody’s and B- by Standard & Poor’s, and 11.25% if the Interim Loans are either not rated by Moody’s and Standard & Poor’s or if the Interim Loans are rated Caa1 or worse by Moody’s and CCC+ or worse by Standard & Poor’s (the “Fixed Rate”).

Interest on the Permanent Financing shall be payable on a semiannual basis. Interest on the Interim Loans and the Permanent Financing will be paid in cash; provided, however, that interest on the Interim Loans or Permanent Financing may be paid-in-kind, upon the request of the Company, and approval of the Joint Senior Lead Arrangers.

Commitment, Funding and Other Fees:	As set forth in the Fee Letter.

Mandatory Prepayment	To the extent then permitted under the Financing Documentation for the Credit Facilities, the Interim Loan Borrowers will prepay the Interim Loans from (a) 100% of the net cash proceeds from specified asset sales (including stock of subsidiaries) by the Company and its subsidiaries (subject to reinvestment exceptions), (b) 100% of the net cash proceeds from issuances or incurrences of specified debt (with appropriate exceptions to be mutually agreed upon) by the Company and its subsidiaries and (c) 100% of the net cash proceeds from any public offering of equity securities or direct or indirect public offering or private placement of preferred stock or debt securities of the Company or its subsidiaries (with appropriate exceptions to be mutually agreed upon), subject in the case of clauses (a) and (b) only to any required prior repayment of any amount outstanding under any Credit Facility, and in each case at 100% of the principal amount of the Interim Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment. The mandatory prepayment provisions applicable to the Interim Loans shall be (including as to exceptions and qualifications) consistent with, and no broader in scope than, the mandatory prepayment provisions applicable to (x) in the case of clause (a) above, high yield financings for companies sponsored by the Sponsor, and (y) in the case of clauses (b) and (c) above, syndicated loan financings for companies sponsored by the Sponsor.

Optional Prepayment:	The Interim Loan Borrowers may prepay the Interim Loans, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and fees thereon.

Indebtedness under Permanent Financing shall be subject to redemption restrictions and premiums consistent with and substantially similar to those for high yield financings for companies sponsored by the Sponsor (in light of current market conditions); provided, however, that any indebtedness under Permanent Financing owned by any Committed Lender or any of its respective affiliates (that have not been resold by it at the time of the notice of prepayment) will be prepayable in whole or in part at the option of the Company at a price equal to 100% of the aggregate principal amount of such indebtedness to be prepaid plus accrued and unpaid interest and fees thereon.

Guarantees:	The Interim Loans incurred by any Interim Loan Borrower will be guaranteed on a senior unsecured basis by the direct parent of such Interim Loan Borrower and each material direct and indirect U. S. subsidiary of the Company that is not such Interim Loan Borrower to the extent that such subsidiary guarantees all or a portion of the indebtedness of any Interim Loan Borrower under the Credit Facilities (the “Guarantors” and together with each Interim Loan Borrower, the “Interim Loan Parties”). A Guarantor’s guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which such subsidiary is no longer a subsidiary or otherwise obtains a release of its guarantee under the Credit Facilities, consistent with high yield financings for companies sponsored by the Sponsor.

Participation/Assignment or Syndication:	Each of the Committed Lenders may participate out or sell or assign, or syndicate to other Lenders, the Interim Loans, in whole or in part, at any time, subject to compliance with applicable securities laws; provided, however, that prior to the Maturity Date, the Committed Lenders shall not assign to other Lenders the Interim Loans if after giving effect to such assignment, the Committed Lenders in the aggregate would hold less than 51% (on a pro rata basis) in an aggregate principal amount of the outstanding Interim Loans. Any such participation shall be on customary terms and shall provide that the Lender selling such a participation shall retain the sole right to enforce the Financing Documentation for the Interim Loans and to approve any amendment, modification or waiver thereof, provided that such participation may provide that the participant’s consent is required for any such amendment, modification or waiver that requires the consent of all Lenders.

Representations and Warranties:	The Financing Documentation for the Interim Loans will contain such representations and warranties of the Company as are consistent with and substantially similar to those contained in purchase agreements for high yield financings for companies sponsored by the Sponsor, including as to exceptions and qualifications (and as are no more restrictive than those contained in the Senior Term Facility), consisting of representations and warranties as to the Interim Loan Parties and their subsidiaries relating to: organization and good standing; capitalization and ownership of subsidiaries; authorization and enforceability; no conflicts with agreements or laws; governmental regulations (including Federal Reserve and margin regulations); no defaults; no violation of law; absence of litigation, proceedings, labor disputes, etc.; title to property; liens; intellectual property; taxes; ERISA; licenses; permits; regulatory approvals; labor matters; insurance; Investment Company Act matters; absence of material adverse change; financial statements; anti-terrorist laws; environmental matters; and accuracy of disclosure.

Covenants:	The Financing Documentation for the Interim Loans will contain the following covenants, in each case consistent with and substantially similar to high yield financings for companies sponsored by the Sponsor (in light of current market conditions): (a) use of proceeds, (b) furnishing of financial information, (c) requirements as to future subsidiary guarantors, (d) restrictions on liens, (e) restrictions on indebtedness, (f) restrictions on restricted payments (investments, dividends and other distributions, and redemption or repurchase of capital stock or subordinated debt), (g) restrictions on issuances and sales of subsidiary stock and assets, (h) restrictions on entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, (i) restrictions on mergers, consolidations and sales of substantially all of the assets of the Company and its subsidiaries and (j) restrictions on transactions with affiliates. The covenants will include carve-outs and exceptions substantially similar to and not less favorable to the Company and its subsidiaries than those in high yield financings sponsored by the Sponsor (in light of current market conditions); provided that the restricted payments covenant shall be substantially similar to the restricted payments covenant to be included in the Financing Documentation for the Senior Term Facility and the indebtedness covenant shall be as mutually agreed but no more restrictive than the indebtedness covenant to be included in the Financing Documentation for the Senior Term Facility).

Conditions Precedent:	The obligation of each Lender to lend the Interim Loans will be subject to the following conditions precedent to be set forth in the Financing Documentation for the Interim Loans (to be satisfied prior to or substantially concurrently with such lending), in each case consistent with and substantially similar to interim loan financings for companies sponsored by the Sponsor, subject to the provisions contained in Section 4 of the Commitment Letter.

The Financing Documentation for the Interim Loans shall not contain (a) any material conditions precedent other than the conditions precedent set forth below or in Exhibit D to the Commitment Letter or (b) any material representation or warranty, affirmative or negative covenant, or default or event of default not set forth in the Commitment Letter or this Exhibit C, the accuracy, compliance or absence, respectively, of or with which would be a condition to borrowing the Interim Loans.

1. The applicable borrower or borrowers shall have borrowed funds under the Credit Facilities, which, together with the proceeds of the Equity Financing and the proceeds from the Debt Financing and other funds available to such borrower or borrowers will be sufficient to consummate the Acquisition and related Transactions on the Closing Date and pay all related fees and expenses due and payable on the Closing Date.

2. Investor or one or more of the Interim Loan Borrowers shall have engaged one or more banks (the “Take-Out Banks”) to publicly offer or privately place the Permanent Securities or (at Investor’s election) such other debt financing, the proceeds of which will be used either to finance the Acquisition (in lieu of the Interim Loans in whole or in part) or to prepay in whole or in part the Interim Loans, and to pay fees and expenses incurred in connection with the Acquisition.

3. The applicable conditions precedents set forth in Exhibit D to the Commitment Letter.

Events of Default:	The Financing Documentation for the Interim Loans will include the following events of default in each case (including as to grace periods and qualifications) consistent with and substantially similar to high yield financings for companies sponsored by the Sponsor (in light of current market conditions): (i) failure to pay principal or interest on the Interim Loans when due, (ii) breach of other provisions of the Interim Loans, (iii) “cross-acceleration” to material payment defaults on or acceleration of certain other material indebtedness in excess of an amount to be agreed upon, (iv) undischarged judgments in excess of an amount to be agreed upon, (v) certain bankruptcy and ERISA events, (vi) actual or asserted invalidity of any material guarantee of the Interim Loans (if applicable) and (vii) change of control (to be defined as agreed).

Registration Rights:	Within 90 days after the Maturity Date, the Interim Loan Borrowers will be required to file a shelf registration statement with respect to Permanent Securities constituting Permanent Financing (a “Shelf Registration Statement”). The Interim Loan Borrowers will pay liquidated damages in the form of increased interest of 0.25% on the principal amount of such Permanent Securities outstanding to holders thereof (i) if the Shelf Registration Statement is not filed within 90 days of the Maturity Date (as provided above ) or is not declared effective by the SEC within 180 days of the
Maturity Date, until such Shelf Registration Statement is filed or declared effective (as applicable), and (ii)
during any period of time (subject to customary exceptions consistent with high yield financings for companies sponsored by the Sponsor) following the effectiveness of the Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder until the Interim Loan Borrowers are no longer required to keep such Shelf Registration Statement effective under the terms of the Financing
Documentation for the Interim Loans (which in any event shall be no later than the date after which such
Permanent Securities can be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended).
After 90 days, the liquidated damages will increase by 0.25% up to a maximum of 0.50% in the aggregate
(such damages may, at the Company’s option, be payable in the form of additional Permanent Financing, if the interest rate thereon exceeds the applicable interest rate cap set forth in the Back Stop Terms). At the
Company’s election, the Interim Loan Borrowers may file an exchange offer registration statement in lieu of a Shelf Registration Statement.

Yield Protection, Increased Costs, Gross-ups and other Tax Indemnities:	The Financing Documentation for the Interim Loans shall include customary protective provisions (consistent with syndicated loan financings for companies sponsored by the Sponsor) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Interim Loan Borrowers shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Governing Law:	New York.

EXHIBIT D

FUNDING CONDITIONS

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit D is attached (the “Commitment Letter”) are used herein as therein defined.

(a)	The Acquisition and the Spinoff/Recapitalization Transactions shall be consummated substantially concurrently with or prior to any funding pursuant to the Debt Financing substantially pursuant to the provisions of the investment agreement for the Acquisition (including the exhibits and annexes thereto, the “Investment Agreement”) and all material conditions precedent to the consummation of the Acquisition and the Spinoff/Recapitalization Transactions set forth in such Investment Agreement shall have been satisfied or waived with the prior approval of the Committed Lenders (such approval not to be unreasonably withheld or delayed). The Investment Agreement, the structure and terms of the Acquisition and the Spinoff/Recapitalization Transactions and the substantive documentation for each component of the Acquisition and the Spinoff/Recapitalization Transactions to which Holdings or any subsidiary thereof is party (to the extent such documentation is material to the interests of the Lenders under the Facilities and to the Acquisition and Spinoff/Recapitalization Transactions taken as a whole) shall be reasonably satisfactory in form and substance to the Committed Lenders. It is expressly acknowledged that (i) the terms and conditions of (x) the Investment Agreement, including all exhibits and schedules thereto, and (y) the forms of all other documentation that has been provided to the Joint Lead Arrangers or their counsel, in each case as in existence on the date hereof, and (ii) the structure and terms of the Acquisition and the Spinoff/Recapitalization Transactions specified therein or in Annex I to the Commitment Letter, are so satisfactory.

(b)	After giving effect to the consummation of the Acquisition and the Spinoff/Recapitalization Transactions, Holdings and its subsidiaries shall have no outstanding preferred equity or indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred as a result of the Debt Financing, any Existing Capital Leases and any Assumed Indebtedness. All material terms and conditions of any Assumed Indebtedness shall be reasonably satisfactory to the Committed Lenders. Any Existing Indebtedness, other than any Existing Capital Leases and Assumed Indebtedness, shall be repaid, defeased or otherwise discharged on the Closing Date.

(c)	There shall not exist (pro forma for the Acquisition, the Spinoff/Recapitalization Transactions and the financing thereof) any default or event of default under the Financing Documentation governing the Debt Financing, subject, in all respects, to Section 4 of the Commitment Letter.

(d)	All loans to the Borrower (and all guarantees thereof and security therefor) under the Financing Documentation shall be in substantial compliance in all material respects with Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).

(e)	Since the date of the Investment Agreement, there shall not have been any Material Adverse Effect (as defined in the Investment Agreement) on the Company.

(f)

The Committed Lenders shall have received (i) audited financial statements of the Company for the three fiscal years ended September 30, 2005 (and, to the extent required by Regulation S-X to be included in a Form S-1 registration statement as of the Closing Date, audited financial statements of the Company for the fiscal year ended September 30, 2006, if the Closing Date shall occur 90 days or more after the end of such fiscal year), in each case certified by the Company’s independent registered public accountants, (ii) unaudited financial statements for the Company for the most recent interim period for which financial statements are available (to the extent required by Regulation S-X to be included in a Form S-1 registration statement of the Company as of the Closing Date) (but in no event for a period ended less than 45 days prior to the Closing Date) and (iii) a pro forma consolidated balance sheet of the Company as of the date of the most recent consolidated balance sheet delivered pursuant to clause (i) and (ii) and a pro forma statement of operations for the most recent fiscal year, interim period and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and such other adjustments as shall be agreed between Investor and the Committed Lenders.

(g)	The Financing Documentation consistent with the Term Sheets and the Commitment Letter (including, without limitation, the documents providing for the Guarantees of the Guarantors under the Credit Facilities, which shall be in full force and effect substantially concurrently with the consummation of the Transactions) shall have been executed by the applicable borrower and guarantors and delivered to the Committed Lenders. The Committed Lenders shall have received such additional customary certificates, legal opinions and other documents as the Committed Lenders shall reasonably request.

(h)	The applicable Administrative Agent shall have obtained a valid security interest in the collateral referred to in Exhibits A and B under “Security” (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to such Administrative Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for permitted exceptions consistent with syndicated loan financings for companies sponsored by the Sponsor and other limited exceptions; provided that with respect to any such collateral the security interest in which may not be perfected by possession or the filing of a UCC financing statement or (in the case of foreign collateral) by making a similar filing in a foreign jurisdiction or by making a filing with the U. S. Patent and Trademark Office or the U. S. Copyright Office, if perfection of the applicable Administrative Agent’s security interest in such collateral may not be accomplished on the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Senior Term Facility or the ABL Credit Facility if the applicable Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests, within a period after the Closing Date reasonably acceptable to the applicable Administrative Agent. For the avoidance of doubt, it is agreed that this condition (h) is subject, in all respects, to clause (i) of the second sentence of Section 4 of the Commitment Letter.

(i)	Holdings shall have used reasonable best efforts to cause the applicable Administrative Agent to have been named as additional insured with respect to liability insurance and loss payee with respect to the property insurance maintained by each applicable U.S. Borrower and Guarantor (as defined in the applicable Credit Facilities Term Sheet) with respect to the applicable collateral.

(j)	The Lenders shall have received a certificate of the chief financial officer of the Company certifying the solvency of the Company and a certificate of an officer of any U.S. Borrower other than the Company certifying the solvency of such U.S. Borrower as and to the extent available pursuant to the Investment Agreement, in each case in customary form reasonably satisfactory to the Joint Senior Lead Arrangers and the Joint ABL Lead Arrangers.

(k)	New Sally shall have received the Equity Financing in an amount of not less than $575.0 million.